Exhibit 12.1

CERTIFICATIONS

 I, Allan Shaw, certify that:

 1. I have reviewed this Amendment No 1 to the Annual Report on Form 20-F of Portage Biotech Inc.; and

 2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this amendment to the report; and

 3. Based on my knowledge, the financial statements, and other financial information included in this amendment to the report, fairly present in all material respects the financial condition, results of operations and cash flows of the issuer as of, and for, the periods presented in this amendment to the report.

Date: March 25, 2021

/s/ Allan Shaw
By:	Allan Shaw
Title:	Chief Financial Officer